Insider Trading Policy

Micromem Technologies Inc. (Company or Corporation)

Concept:

A principle of securities legislation is that everyone investing and potentially investing in securities should have equal access to information that may affect their decision as to whether to buy, sell or hold securities.

Directors, officers and employees the Company and consultants to the Company sometimes acquire knowledge of "Material Information" concerning the business and affairs of the Company, which has not yet been disclosed to the public. If that is the case, they have an unfair advantage in buying or selling securities because the seller or buyer on the other side of the transaction may have made a different investment decision had they been aware of that information.

"Material Information" is any information relating to the business and affairs of a corporation and its subsidiaries that results in, or would reasonably be expected to result in, a significant change in the market price or value of any of the Company's securities or would reasonably be expected to affect the investment decisions of a reasonable investor. Examples include the release of quarterly financial results, business partnerships, pending acquisitions or dispositions, mergers, developments in operations, changes in capital structure, dividend announcements and significant changes in earnings or cash flow prospects.

Similarly, if such a person informs another person of undisclosed Material Information, and such person buys or sells securities on the basis of that information, the seller or buyer on the other side of the transaction is, once again, at a disadvantage.

Certain securities laws in Canada have been enacted so as to prevent and deter such inequitable trading in securities by providing that:

• persons receiving undisclosed material information are prohibited from buying or selling securities of the Company while in possession of such material information and prior to dissemination of such information to the public;

• directors, officers and employees are prohibited from disclosing Material Information relating to the corporation to third parties, other than when it is necessary to do so in the course of business of the corporation; and

• significant shareholders, directors and officers must report their trades in securities of the Company.

The Company has formulated this Policy to assist directors, officers, employees and consultants of the Corporation in complying with these laws. The purpose of this Policy is to confirm in writing the existing policies and procedures and guidelines relating to trading by directors, officers, employees and consultants in securities of the Company. This Policy, does not reduce the obligations imposed by law on directors, officers and employees. Compliance with insider trading and disclosure requirements remains the personal responsibility of such persons.

1. Application of the Policy

This Policy applies to all directors, officers, employees and consultants of the Company, as well as to securities over which such director, officer, employee or consultant exercises control or direction and securities which are indirectly owned. Directors, officers, employees and consultants are responsible for ensuring compliance by their families and other members of their households with the terms of this Policy.

This Policy applies to any transactions in all the Company's securities, including options, trust units, warrants, debentures, as well as other derivative securities that are not issued by the Company's but are based on the value of the Company's securities.

In addition, this Policy applies to Material Information relating to another company that directors, officers, employees or consultants of the Company may learn in the course of a proposed or pending transaction.

2. Trading Restrictions and Blackout Periods

Directors, officers, employees and consultants may trade in the Corporation's securities, either directly or indirectly, or may exercise direction or control over the trading of its securities, except as follows:

Trading by directors, officers, employees and consultants is prohibited when they are in possession of Material Information which is being kept confidential and which has not been made public. Directors, officers, employees and consultants of the Company, with knowledge of confidential or material information about the Company are prohibited from tipping or trading until the information has been fully disclosed. Employees who are not sure whether they should be trading in securities at any particular time may contact the CEO, COO, CFO or CIO, collectively (the "Designated Officers").

Under this Policy, trading by directors, officers, employees and consultants should not take place until after the first full business day following a broadly disseminated news release of any Material Information.

No trading should take place by directors, officers, employees or consultants of the Company who have access to undisclosed financial information during periods when financial statements are being prepared but results have not yet been publicly disclosed. The blackout period commences ten business days prior to the proposed public announcement of the results for a fiscal quarter or year-end and ends after the first full business day following the issuance of a news release disclosing the quarterly financial results. Directors, officers, employees and consultants should confirm the timing for issuance of financial results prior to engaging in a transaction involving securities of the Company.

Blackout periods may be prescribed from time to time as a result of special circumstances relating to the Company pursuant to which all directors, officers, employees and consultants of the Company may be precluded from trading in securities of the Company.

Ontario Securities Commission Rule 48-501 Trading during Distributions, Formal Bids and Share Exchange Transactions ("OSC Rule 48-501") imposes restrictions on the ability of certain insiders of the Company to purchase or sell securities of the Fund during certain restricted periods including those during which the Fund is involved in an offering of its securities by way of a prospectus or a private placement. The Rule provides for a number of exemptions from the trading restrictions. The Company will institute a blackout for such periods during which the Company is in the course of distributing its securities. To the extent that you wish to rely on an exemption available to you pursuant to OSC Rule 48- 501 you must first seek the prior approval of one of the Designated Officers on your intended reliance on such exemption.

To protect the reputation of the Company and avoid the appearance of impropriety, directors, officers and other insiders can inquire prior to making proposed trades in the Company's securities one of the Designated Officers to determine if there is undisclosed Material Information about the Company that is to be announced.

If you are uncertain as to your status as an "insider" of the Company, you should enquire one of the Designated Officers as to the existence of any trading restrictions before entering into a transaction.

3. Prohibition on Short Selling

A director, officer, employee or consultant must not, at any time, enter into a sale of the Company's securities where such person does not own or has not fully paid for the securities being sold.

4. Insider Reporting Requirements

The following is a general overview of obligations regarding insider-trading reporting.

Who is an Insider?

You are deemed to be an "Insider" of the Corporation, for reporting purposes, if you are a director or senior officer of the Company or if you are a shareholder of any Fund that controls 10% or more of the securities of the Fund. The definition of the term "insider" in securities legislation is very technical and you are encouraged to contact a Designated Officer if you are unsure whether you qualify as an insider of the Company.

"Senior Officer" includes the Chair of the Board of Directors, the CEO & President, Chief Operating Officer (COO) Vice-President, Company Secretary, Accounting Manager and CFO. It also includes any other individuals who perform functions similar to those normally performed by an individual occupying such office. In addition, each of the five highest paid employees of an issuer, including any individual referenced above, is deemed to be an insider for insider trading purposes. Thus if you do not hold a senior office title, but are one of the top five highest paid employees of the Company, you are considered to be an insider.

Filing of an Initial Insider Report

Securities regulations stipulate that, within 10 days of becoming an insider, insiders of the Fund must file an initial insider report with the securities commissions in certain of the Fund's reporting jurisdictions. Irrespective of the fact that not all jurisdictions require the filing of an initial insider report, it is prudent to file an initial insider report with all jurisdictions to which the Fund is subject upon becoming an insider of the Fund, even though the insider may not hold securities of the Fund at that time. The initial insider report will show the insider's holdings in the Fund's securities including options, warrants, trust units, debentures and other debt instruments.

Filing of a Subsequent Insider Report

Reports should be filed for all purchase and sale transactions of the company's securities, option grants and exercises of options, changes in the nature of ownership within 10 days of the trade, award or transaction. The onus is on the individual to ensure filing is on time. The Company is not responsible for this action.

Preparation and Filing of Insider Reports

Insider trading reports are required to be filed electronically on the "System for Electronic Disclosure by Insiders" or "SEDI". SEDI is an Internet-based system for reporting insider trading information and can be located at www.sedi.ca. Insider reports (excluding certain personal information) that are filed on SEDI are now accessible to the public via the Internet.

The Company may be able to assist an insider with their filing but the Company is a resource only.

5. Insider Liability

Both the British Columbia and Ontario Securities Commissions levy fees for late filing of insider reports. In British Columbia, the late payment fee is currently $50 per late report and in Ontario, the late payment fee is $50 per business day, subject to a maximum of $1,000 per issuer per financial year. It is the insider's obligation to pay any late payment fees.

Each insider who fails to comply with insider trading laws is exposed to potential civil liability to third parties, fines of up to $1 million, and/or imprisonment up to five years less one day. Further, the reputation of the Corporation may be damaged, and it may be exposed to liability. A breach of this Policy is considered a breach of the employment contract with the Corporation and as such, violators may be immediately dismissed for cause.

6. Further Information

Any questions concerning insider-trading matters should be directed to any one of the Disclosure Policy Officers.